EXHIBIT 5.1



May 16, 2007

New Motion, Inc.
42 Corporate Park
Irvine, CA 92606


         Re:      New Motion, Inc.
                  Registration Statement on Form SB-2

Ladies and Gentlemen:


         At your request, we have examined the Registration Statement on Form SB-2 (the "REGISTRATION STATEMENT") to which this letter is attached as Exhibit
5.1 filed by New Motion, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "ACT"), the resale by the selling shareholders identified in the prospectus constituting a part of the Registration Statement of an aggregate of 5,903,306 shares of issued and outstanding Common Stock of the Company, 290,909 shares of Common Stock of the Company issuable upon exercise of outstanding warrants (the "WARRANTS"), 168,605 shares of Common Stock of the Company issuable upon conversion of a convertible promissory note (the "NOTE") issued by the Company, and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "SHARES").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based on the foregoing, we are of the opinion that (i) the 5,903,306 shares of issued and outstanding Common Stock have been duly authorized, and are validly issued, fully paid and non-assessable; (ii) the 290,909 shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and, when issued upon such exercise in accordance with the terms of the Warrants and following receipt by the Company of the consideration therefor, shall be duly and validly issued, fully paid and nonassessable; and (iii) the 168,605 shares of Common Stock issuable upon exercise of the Note have been duly authorized and, when issued upon conversion of the Note in accordance with the terms of the Note, shall be duly and validly issued, fully paid and nonassessable.


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New Motion, Inc.
May 16, 2007
Page 2


         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

                                      Very truly yours,

                                      /s/ Stubbs Alderton & Markiles, LLP
                                      -----------------------------------
                                      STUBBS ALDERTON & MARKILES, LLP